As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-265539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.4

TO

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Nano Labs Ltd

(Exact name of Registrant as specified in its Constitution)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

30th Floor, Dikaiyinzuo

No. 29, East Jiefang Road,

Hangzhou, Zhejiang

People’s Republic of China

(86) 0571-8665 6957

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dan Ouyang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing 100022

People’s Republic of China

(86) 10-6529-8300

Stephanie Tang, Esq. Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Road Hong Kong +852 2219 0888

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing an updated exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on July 5, 2022.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud, dishonesty or the consequences of committing a crime.

Our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Class of Securities	Number of Securities	Total Consideration
JIANPING KONG LTD, Star Spectrum Capital Ltd	January 8, 2021	Ordinary shares	25,500, 24,500	US$25,500, US$24,500
Star Spectrum Capital Ltd, Topqick Ltd, VICTORBTC Ltd., Koala TC Ltd. and Hami Melon Technology Ltd	May 12, 2021	Ordinary shares	15,000, 5,000, 750, 1,000, 250	US$1.5, US$0.5, US$0.08, US$0.1, US$0.03
JIANPING KONG LTD	May 13, 2021	Ordinary shares	28,000	US$2.8

JIANPING KONG LTD, Star Spectrum Capital Ltd, Topqick Ltd, VICTORBTC Ltd., Koala TC Ltd., Hami Melon Technology Ltd, Toqiteck Ltd, Luckylily Ltd, Szebra J Ltd., Great Scenery Ventures Limited, Root Grace Ltd., Wayne&Elizabeth Yao Ltd., Tujia Ltd., NANHE Ltd., Applepie W Ltd., M-Dreamer Ltd., Nicefollow Ltd., Dream Candy Ltd., Weast Possum Ltd., Bitrise Capital Ltd. and Dualities Link C Ltd.

	July 8, 2021	Ordinary shares	44,351,440, 23,759,700, 3,995,000, 1,187,985, 1,583,980, 395,995, 3,924,900, 4,171,000, 2,580,000, 1,000,000, 3,400,000, 1,000,000, 1,000,000, 1,000,000, 1,000,000, 504,000, 706,000, 2,000,000, 290,000, 100,000 and 2,000,000	US$4,435.14, US$2,375.97, US$399.5, US$118.80, US$158.40, US$39.60, US$392.49, US$774,893.5, US$929,872.1, US$774,893.5, US$2,634,637.7, US$774,893.5, US$774,893.5, US$774,893.5, US$774,893.5, US$390,546.3, US$547,074.8, US$1,549,786.9, US$224,719.1, US$77,489.3, US$1,549,786.9
Yongwan Ltd., Liu JiaSheng, Jade Investments Holding Limited, HashKey FinTech Investment Fund LP, HUANG YONG, LI JINPENG	November 1, 2021	Ordinary shares	1,540,000, 800,000, 600,000, 600,000, 200,000, 50,000	US$7,700,000, US$4,000,000, US$3,000,000, US$3,000,000, US$1,000,000, US$250,000

Item 8.	Exhibits and Financial Statement Schedules

(a)    Exhibits

See Exhibits Index beginning on page II-4 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the completion of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2*	Form of Employment Agreement between the Registrant and each of its executive officers

10.3*	2022 Share Incentive Plan

21.1*	Significant Subsidiaries of the Registrant

23.1*	Consent of MaloneBailey, LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3*	Consent of Zhong Lun Law Firm (included in Exhibit 99.2)

24.1*	Powers of Attorney (included on signature page)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of Zhong Lun Law Firm regarding certain PRC law matters

99.3*	Consent of Frost & Sullivan

99.4*	Consent of Jiaming Zhu, independent director appointee

99.5*	Consent of Li Zhang, independent director appointee

99.6*	Consent of Lizhen Xie, independent director appointee

107*	Filing Fee Table

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hangzhou, People’s Republic of China, on July 6, 2022.

Nano Labs Ltd

By:	/s/ Jianping Kong
Name: Jianping Kong
Title: Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianping Kong Name: Jianping Kong	Chairman and Chief Executive Officer (principal executive officer)	July 6, 2022

* Name: Qifeng Sun	Vice Chairman	July 6, 2022

* Name: Nan Hu	Director	July 6, 2022

* Name: Bing Chen	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)	July 6, 2022

*By:	/s/ Jianping Kong
Name: Jianping Kong
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Nano Labs Ltd, has signed this registration statement or amendment thereto in New York on July 6, 2022.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.